SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.           )

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Savient Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

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May 2, 2005

Dear Stockholder:

We cordially invite you to attend our 2005 annual meeting of stockholders of Savient Pharmaceuticals, Inc. to be held on Wednesday, June 1, 2005, at 9:00 a.m. at NASDAQ Market Site, 4 Times Square, New York, New York.

The enclosed notice of annual meeting and proxy statement contain complete information about matters to be considered at the annual meeting. Only stockholders of record and their proxies are invited to attend the annual meeting.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the meeting, we hope you will review carefully the enclosed proxy materials and annual report and vote as soon as possible. We urge you to complete, sign and return the enclosed proxy card or to vote over the Internet or by telephone, so that your shares will be represented and voted at the annual meeting.

Thank you for your continued support of Savient Pharmaceuticals.

Sincerely,

Christopher G. Clement
President and Chief Executive Officer

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Notice of
2005 Annual Meeting
and
Proxy Statement

Savient Pharmaceuticals, Inc.
One Tower Center, 14th Floor
East Brunswick, NJ 08816
(732) 418-9300

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NOTICE OF ANNUAL MEETING

To the Stockholders of Savient Pharmaceuticals, Inc.:

The 2005 annual meeting of the stockholders of Savient Pharmaceuticals, Inc. will be held at NASDAQ Market Site, 4 Times Square, New York, New York, on Wednesday, June 1, 2005, at 9:00 a.m., to consider and act upon the following:

1. A proposal to elect nine nominees for director for terms of one year each;

2. A proposal to amend our 1998 Employee Stock Purchase Plan to increase the number of shares of our common stock that we may issue under the plan from 3,000,000 to 4,000,000;

3. A stockholder proposal described in the accompanying proxy statement, if presented at the meeting by its proponents; and

4. Such other matters as may properly come before the meeting or any adjournment thereof.

Our board of directors has no knowledge of any other business to be transacted at the meeting.

The board of directors has fixed the close of business on April 11, 2005 as the record date for the determination of stockholders entitled to receive this notice and to vote at the meeting.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

PHILIP K. YACHMETZ, ESQ.
Secretary

May 2, 2005

Admission to the meeting will require an admission ticket and picture identification. If you are a stockholder of record, an admission ticket is attached to the proxy card sent with this notice of annual meeting. If you hold stock in “street name” through a nominee, a bank or brokerage account, you are required to bring proof of your beneficial ownership of our common stock on the record date, as well as picture identification, to the meeting. If you arrive without the appropriate proof of ownership you will not be admitted to the meeting unless we can verify that you were a Savient stockholder as of the record date for the meeting. Cameras, cell phones, recording equipment and other electronic devices will not be permitted at the meeting.

RETURN ENCLOSED PROXY CARD

Whether or not you expect to attend this meeting, please complete, date, and sign the enclosed proxy card and mail it promptly in the enclosed envelope, or vote electronically pursuant to the instructions on the proxy card. No postage is required if mailed in the United States. Prompt response is important and your cooperation will be appreciated. If the envelope is lost, return the card to Operations Center, American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York 11219-9821.

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PROXY STATEMENT

General

Savient Pharmaceuticals, Inc. has prepared this proxy statement to provide our stockholders with information pertaining to the matters to be voted on at our 2005 annual meeting of stockholders to be held on Wednesday, June 1, 2005, at 9:00 a.m., at NASDAQ Market Site, 4 Times Square, New York, New York, and at any adjournment of that meeting. The date of this proxy statement is May 2, 2005, the approximate date on which we first sent or provided the proxy statement and form of proxy to our stockholders.

This proxy is solicited on behalf of our board of directors. Our board of directors requests that you sign and return your proxy card promptly. You have the right to revoke your proxy and change your vote at any time prior to its exercise at the meeting by filing written notice with the Secretary of Savient, by signing and delivering a new proxy card bearing a later date, by voting electronically, or by casting your vote in person at the meeting. It is important to sign and return your proxy card. It helps to establish a quorum so that the meeting may be held and permits your votes to be cast in accordance with your directions.

We will bear the expenses connected with this proxy solicitation. We expect to pay brokers, nominees, fiduciaries and other custodians their reasonable expenses for forwarding proxy materials and annual reports to principals and obtaining their voting instructions. We have engaged Mark H. Harnett of MacKenzie Partners, Inc. to assist us in soliciting proxies from brokers, nominees, fiduciaries, and custodians and will pay MacKenzie Partners $7,500 and out-of-pocket expenses for its efforts. In addition to the use of the mails, our directors, officers, and employees may, without additional remuneration, solicit proxies in person or by use of other communications media.

Our stock transfer books will not be closed. However, our board of directors has fixed the close of business on April 11, 2005 as the record date for determining the stockholders entitled to receive notice of and to vote their shares at the meeting. On the record date, there were 60,607,651 shares of our common stock outstanding and entitled to vote. Each share of common stock carries the right to cast one vote on each of the proposals being presented for stockholder action, with no cumulative voting.

We are enclosing with this proxy statement our annual report to stockholders for 2004. The annual report is not part of, or incorporated by reference in, this proxy statement.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you request one by writing or calling as follows: Savient Pharmaceuticals, Inc., One Tower Center, 14th Floor, East Brunswick, NJ 08816, Telephone: (732) 565-4716, Attention: Investor Relations. If you want to receive separate copies of our annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

Votes Required

A majority in interest of all shares of our common stock issued, outstanding and entitled to vote on each item of business being submitted for stockholder action at the meeting constitutes a quorum with respect to that item of business. Shares of common stock represented by executed proxies received by us will be counted for purposes of establishing a quorum, regardless of how or whether those shares are voted on the item of business. Therefore, abstentions and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote those shares as to a particular item of business (which we refer to as “broker non-votes”) will be counted for purposes of determining whether a quorum exists at the meeting for that item of business.

The affirmative vote of the plurality of the votes cast at the meeting is required for the election of each of the nine directors. In other words, a candidate for director will be elected if he or she receives more votes than a competing candidate, even if the winning candidate does not receive a majority of the votes cast. The

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affirmative vote of the majority of the shares of common stock present or represented at the meeting and voting on the matter is required for the approval of the stockholder proposal. Shares that are withheld or that abstain from voting for a particular item of business will not be counted as votes in favor of that proposal, and will also not be counted as shares voting on that proposal. Accordingly, shares withheld or abstaining and broker non-votes will have no effect on voting for the election of directors, as that item of business requires the affirmative vote of the plurality of the votes cast at the meeting, nor will they have any effect on voting on the stockholder proposal, as that item of business requires the affirmative vote of the majority of the shares of common stock present or represented at the meeting and voting on the matter.

ITEM NO. 1

ELECTION OF DIRECTORS

Our charter and bylaws provide that the stockholders or the board of directors will fix the number of directors at not fewer than three nor more than fifteen. We currently have ten directors, all of whose terms expire at the meeting. Our charter and bylaws provide that at each annual meeting of stockholders, the successors of the directors will be elected for a one-year term.

Our board of directors, upon the recommendation of its nominating and corporate governance committee, has nominated nine persons for election as directors for one-year terms expiring at the annual meeting of stockholders to be held in 2006. Each of the following nine nominees are currently directors of Savient and were elected by our stockholders at the 2004 annual meeting.

Christopher Clement	Herbert Conrad
Jeremy Hayward-Surry	Stephen O. Jaeger
Carl E. Kaplan	David Tendler
Virgil Thompson	Faye Wattleton
Herbert Weissbach

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”
ELECTING THE NINE NOMINEES NAMED ABOVE
FOR TERMS OF ONE YEAR EACH.

The persons named as proxies on the proxy card will vote shares represented by a proxy for the election of the nine nominees for terms of one year each, unless the stockholder instructs otherwise on its proxy card. Our board of directors knows of no reason why any nominee should be unable or unwilling to serve. However, if that becomes the case, the persons named as proxies on the proxy card may vote to elect a substitute. In no event will shares represented by proxies be voted for more than nine nominees. To apprise you of their qualifications to serve as directors, we include the following information concerning each of the director nominees.

CHRISTOPHER CLEMENT — Age 50 — Mr. Clement has been our President and Chief Executive Officer since July 2004, and he became a director in October 2004. He was our President and Chief Operating Officer from May 2002 to July 2004. From September 2000 to May 2002, Mr. Clement was Chairman and Chief Executive Officer of Epicyte Pharmaceutical, Inc., a biotechnology company. From 1997 to September 2000, he served as Executive Vice President and Senior Vice President, Chief Marketing Officer of Ares-Serono Group, a biotechnology company. Mr. Clement held various senior management positions at Searle Pharmaceuticals from 1988 to 1997, including Vice President of Marketing, Vice President of Corporate Product Planning, Vice President, General Manager of Global Franchises, and Division President.

HERBERT CONRAD — Age 72 — Mr. Conrad has been a director since 1993, and he is a member of our compensation committee. Mr. Conrad was President of Roche Pharmaceuticals Division, Hoffmann-La

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Roche, Inc. from December 1981 until September 1993 when he retired. Since 2004, Mr. Conrad has served as Chairman of Bone Care International, a specialty pharmaceutical company.

JEREMY HAYWARD-SURRY — Age 62 — Mr. Hayward-Surry has been a director since 2003, and the non-executive chairperson of our board of directors since October 2004. From 1994 to August 2003, Mr. Hayward-Surry was President of Pall Corporation, an international filtration company. From April 1993 to November 2003, he was a director of Pall. He was Pall’s Treasurer and Chief Financial Officer from 1992 to 1997, and its Executive Vice President from 1992 to 1994. Mr. Hayward-Surry is a Fellow at the Institute of Chartered Accountants of England and Wales, and he has been retired since 2003.

STEPHEN O. JAEGER — Age 60 — Mr. Jaeger has been a director since 2003. He is the chairperson of our audit and finance committee and a member of our nominating and corporate governance committee. From March 1999 until April 2000, Mr. Jaeger was CEO of eBT International, Inc., a software company, and since June 2001, he has served as eBT’s President and CEO. From 1997 to 1998, Mr. Jaeger was Executive Vice President and Chief Financial Officer of The Clinical Communications Group, a medical education Company, and from 1995 to 1997, he was Vice President, Chief Financial Officer and Treasurer of Applera Corporation, a life sciences company. Mr. Jaeger is a director and Deputy Chairman of Arlington Tankers Ltd., a seaborne shipping company, and a director of Aradigm Corporation, a drug delivery technology company. Mr. Jaeger is a Certified Public Accountant.

CARL E. KAPLAN — Age 66 — Mr. Kaplan has been a director since 1998, and he is a member of our compensation committee. Mr. Kaplan has been a Senior Partner of the law firm Fulbright & Jaworski L.L.P. since 1989 when it merged with Reavis & McGrath. Prior to the merger, Mr. Kaplan was a partner of Reavis & McGrath. Fulbright & Jaworski rendered legal services to Savient during the first half of 2004.

DAVID TENDLER — Age 67 — Mr. Tendler has been a director since 1994, and he is a member of our audit and finance and nominating and corporate governance committees. Since 1985, Mr. Tendler has been a Partner of Tendler Beretz L.L.C., an international consulting firm. From 1994 to 2005, Mr. Tendler was a director of V.I. Technologies, Inc., a biotechnology products company. From 1982 to 1984, Mr. Tendler was Co-Chairman and Chief Executive Officer of Phibro-Salomon, Inc., an international commodity trading and investment banking company that is now a part of Citigroup.

VIRGIL THOMPSON — Age 65 — Mr. Thompson has been a director since 1994 and he is the chairperson of our compensation committee. Since 2002, Mr. Thompson has been President, Chief Executive Officer and a director of Angstrom Pharmaceuticals, Inc.. From September 2000 to August 2002, Mr. Thompson was President, Chief Executive Officer and a director of Chimeric Therapies, Inc., a biotechnology company, and he was our President and Chief Operating Officer from May 1999 through August 2000. From January 1996 to May 1999, Mr. Thompson was President and Chief Executive Officer of Cytel Corporation, a biotechnology company.

FAYE WATTLETON — Age 61 — Ms. Wattleton has been a director since 1997. She is the chairperson of our nominating and corporate governance committee and a member of our audit and finance committee. Ms. Wattleton is a director of WellChoice, Inc., a health insurance company, and of Quidel Corporation, a medical diagnostics company. Since 1995, Ms. Wattleton has been President of the non-profit Center for the Advancement of Women. From 1978 to 1992, Ms. Wattelton was President of Planned Parenthood Federation of America, Inc. (New York).

HERBERT WEISSBACH — Age 73 — Dr. Weissbach has been a director since 1997, and he is a member of our compensation committee. Dr. Weissbach is a Distinguished Research Professor and has been Director of the Center for Molecular Biology and Biotechnology, Florida Atlantic University since January 1997. From 1983 to 1996, Dr. Weissbach was a Vice President of Hoffmann-La Roche, Inc., as well as the Director of Roche Institute of Molecular Biology.

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INFORMATION RELATIVE TO THE BOARD OF DIRECTORS
AND CERTAIN OF ITS COMMITTEES

Corporate Governance Guidelines

Our board of directors has long believed that good corporate governance is important to ensure that Savient is managed for the long-term benefit of stockholders. Complete copies of the corporate governance guidelines described below are available in the “Corporate Governance” section of the “About Savient” feature of our website, www.savientpharma.com.

The board of directors has adopted corporate governance guidelines to assist it in the exercise of its duties and responsibilities and to serve the best interests of Savient and its stockholders. These guidelines, which provide a framework for the conduct of the board’s business, provide that:

•	the principal responsibility of the directors is to oversee the management of Savient;

•	a substantial majority of the members of the board shall be independent directors;

•	the independent directors shall meet regularly in executive session;

•	directors shall have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors shall participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually the board and its committees shall conduct a self-evaluation to determine whether they are functioning effectively.

Determination of Independence

Our common stock is listed on the NASDAQ National Market. Under applicable NASDAQ rules, a director of Savient will qualify as an “independent director” only if our board of directors determines that the director does not have a relationship with Savient which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that none of Ms. Wattleton and Messrs. Conrad, Hayward-Surry, Jaeger, Kaplan, Tendler, Thompson and Dr. Weissbach has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these directors is “independent” as determined under Rule 4200(a)(15) of the NASDAQ National Market, Inc. Marketplace Rules.

Director Nomination Process

The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to directors, senior management and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and our board of directors.

In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the nominating and corporate governance committee applies the criteria set forth in the committee’s charter. These criteria include the candidate’s career experience, relevant technical skills, industry knowledge and experience, financial expertise, local or community ties, strength of character, mature judgment, familiarity with our business and industry, independence of thought and an ability to work collegially. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our board of directors to fulfill its responsibilities.

Stockholders may recommend to the nominating and corporate governance committee individuals for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of

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stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Savient Pharmaceuticals, Inc., One Tower Center, 14th Floor, East Brunswick, NJ 08816. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Communications from Stockholders and Other Interested Parties

Our board of directors will give appropriate attention to written communications on issues that are submitted by stockholders and other interested parties, and will respond if and as appropriate.

Stockholders who wish to communicate with our entire board or our non-management directors may do so by writing to Savient Pharmaceuticals, Inc., One Tower Center, 14th Floor, East Brunswick, NJ 08816, Attention: Jeremy Hayward-Surry, Chairperson of the Board of Directors. Communications will be forwarded to all directors if they relate to substantive matters that the chairperson of our board of directors, in consultation with our General Counsel, considers appropriate for attention by the other directors. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Board of Directors Meetings and Committees

Our board of directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The board’s primary responsibility is to oversee the management of our company and, in so doing, serve the best interests of our company and its stockholders. The board selects, evaluates and provides for the succession of executive officers and, subject to stockholder election, directors. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on Savient. Our management keeps the directors informed of company activity through regular reports and presentations at board and committee meetings.

Our board of directors met 16 times during 2004. Each director attended 75% or more of the total number of meetings during 2004 of the board of directors and the committees, if any, of which such director was a member.

Our board’s standing committees are our audit and finance committee, our compensation committee and our nominating and corporate governance committee. Each committee has a charter that has been approved by the board. Each committee must review the appropriateness of its charter and perform a self-evaluation at least annually. You can access our committee charters and our code of ethics in the “Corporate Governance” section of the “About Savient” feature of our website, www.savientpharma.com, or by writing to Savient Pharmaceuticals, Inc., One Tower Center, 14th Floor, East Brunswick, NJ 08816, Attention: Investor Relations.

Mr. Clement is the only director who is also an employee of Savient. He does not participate in any meeting at which his compensation is determined.

We expect, barring extenuating circumstances, that the members of the board of directors will attend our annual meeting of stockholders. In 2004, all directors attended our annual meeting of stockholders.

Audit and Finance Committee

Our audit and finance committee assists our board of directors in overseeing the quality and integrity of our financial statements, our disclosure and financial reporting process, our internal controls and procedures for financial reporting, the performance of our internal audit function and our registered public accounting firm, the outside registered public accounting firm’s qualifications and independence and compliance with our code of ethics and applicable legal and regulatory requirements. Ms. Wattleton and Messrs. Jaeger

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(chairperson) and Tendler are the current members of the audit and finance committee. Our board of directors has determined that Mr. Jaeger qualifies as an audit committee financial expert as defined in Item 401(h) of Regulation S-K promulgated by the Securities and Exchange Commission. During 2004, the audit and finance committee held 11 meetings. The audit and finance committee operates pursuant to a written charter, a copy of which is available in the “Corporate Governance” section of the “About Savient” feature of our website, www.savientpharma.com.

Compensation Committee

Our board formed a compensation committee to review compensation practices, to recommend compensation for executives and key employees, and to administer our stock option and incentive plans. Messrs. Conrad, Kaplan and Thompson (chairperson) and Dr. Weissbach are the current members of the compensation committee. During 2004, the compensation committee held 13 meetings. Our compensation committee operates pursuant to a written charter, a copy of which is available in the “Corporate Governance” section of the “About Savient” feature of our website, www.savientpharma.com.

Nominating and Corporate Governance Committee

In October 2002, our board of directors formed a nominating committee. In February 2004, the nominating committee became responsible for taking a leadership role in shaping our corporate governance policies and practices and thus the nominating committee was renamed the nominating and corporate governance committee. The nominating and corporate governance committee’s responsibilities include identifying, evaluating and recommending director candidates and the renomination of current directors to the board of directors, overseeing compliance with our adopted policies and procedures regarding corporate governance principles and practices and making recommendations to the board of directors regarding modifications, if any, to our corporate governance principles and practices.

Ms. Wattleton (chairperson) and Messrs. Jaeger and Tendler are the current members of the nominating and corporate governance committee. During 2004 the nominating and corporate governance committee held 7 meetings, including a meeting to approve the nominees for election as directors at the 2004 annual meeting of stockholders. From January 1, 2005 through April 30, 2005, the nominating and corporate governance committee held 2 meetings, including a meeting to approve the nominees for election as directors at the 2005 annual meeting of stockholders. The nominating and corporate governance committee operates pursuant to a written charter, a copy of which is available in the “Corporate Governance” section of the “About Savient” feature of our website, www.savientpharma.com.

Other Committees

In addition to the standing committees discussed above, our board from time to time may form temporary advisory committees consisting of one or more members of the board to review and advise the board on a specific issue, and compensate these directors on a case- by-case basis for service on these advisory committees, based on the amount of work involved. In November 2003, our board appointed an advisory committee, consisting of Messrs. Hayward-Surry and Jaeger, to advise the board with respect to a demand by a purported stockholder that we commence legal proceedings to recover our damages against directors, officers and others allegedly responsible for actions that led to a restatement of our financial statements. Each member of this advisory committee, which completed its work in May 2004, received compensation of $6,000 per month plus $1,000 for each meeting of the committee.

Report of the Audit and Finance Committee

The audit and finance committee has reviewed Savient’s audited financial statements and management’s report on internal controls over financial reporting for the year ended December 31, 2004 and has discussed these financial statements with Savient’s management and registered public accounting firm.

Savient’s management is responsible for the preparation, presentation and integrity of the company’s financial statements and for the appropriateness and legality of the accounting principles and reporting policies that are used by Savient. Savient’s registered public accounting firm is responsible for auditing the

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company’s financial statements annually, for reporting on certain matters to the audit and finance committee, for reviewing its unaudited interim financial statements and for auditing management’s report on internal controls over financial reporting. The audit and finance committee is responsible for providing independent, objective oversight of these processes.

The audit and finance committee has also received from, and discussed with, Savient’s registered public accounting firm various communications that the registered public accounting firm is required to provide to the audit and finance committee, including the matters required to be discussed by Statement on Auditing Standards 61 (Communication with Audit Committees).

Savient’s registered public accounting firm also provided the audit and finance committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditor’s professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. The audit and finance committee has discussed with the registered public accounting firm its independence from Savient.

Based on its discussions with management and the registered public accounting firm, and its review of the representations and information provided by management and the registered public accounting firm, the audit and finance committee recommended to Savient’s board of directors that the audited financial statements be included in Savient’s Annual Report on Form 10-K for the year ended December 31, 2004, as amended.

By the Audit and Finance Committee of the Board of Directors

Stephen Jaeger (Chairperson)
David Tendler
Faye Wattleton

Registered Public Accounting Firm’s Fees and Other Matters

The following table summarizes the fees of Grant Thornton LLP, our registered public accounting firm, billed to us for each of the last two fiscal years for audit services and billed to us in each of the last two fiscal years for other services:

	2004	2003

Audit fees (1)	$2,758,837	$347,067
Tax fees (2)	596,975	237,074
All other fees (3)	—	58,945

Total fees	$3,355,812	$643,086

(1)
Audit fees consist of fees related to professional services rendered in connection with the audit of our annual financial statements, the audit of our internal control over financial reporting, the reviews of the interim financial statements included in each of our Quarterly Reports on Form 10-Q and other professional services provided by our registered public accounting firm in connection with statutory or regulatory filings or engagements.

(2)
Tax fees consist of fees billed for professional services for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to tax return preparation and communication with tax authorities, accounted for $426,022 of the total tax fees billed in 2004 and $215,957 of the total tax fees billed in 2003. Tax advice and planning services, which relate to tax implications of divestitures and foreign cash repatriations, accounted for $170,953 of the total tax fees billed in 2004 and $21,117 of the total tax fees billed in 2003.

(3)	All other fees for 2003 consist of audit fees related to the audit of our 401(k) plan.

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Pre-approval Policy and Procedures

The audit and finance committee pre-approves all audit and non-audit services provided by our registered public accounting firm prior to the engagement of the registered public accounting firm with respect to such services. The audit and finance committee has authorized the committee’s chairperson to approve fees for permissible non-audit services, up to $100,000 per service, provided the underlying service had previously been approved by the audit and finance committee. The committee chairperson informs the audit and finance committee of such approval at its next regularly scheduled meeting.

Director Compensation

We refer to our directors who are not officers or employees of Savient, nor officers or employees of one of our subsidiaries, as our outside directors. Under our 2004 Incentive Plan, and as illustrated in the table below, our outside directors were paid on the last business day of each of the first and second fiscal quarters of 2004 the number of shares of our common stock having an aggregate fair market value of $2,500, and on the last business day of each of the third and fourth fiscal quarters of 2004 the number of shares of our common stock having an aggregate fair market value of $3,750, or $12,500 annually. Additionally, each outside director received, on a quarterly basis, an option to purchase 5,000 shares of our common stock having an exercise price equal to the closing price as quoted by the NASDAQ National Market on the date of grant, which option fully vests one year after the date of grant. Each outside director also received $20,000 annually in cash and a fee of $1,500 for each board meeting held in person and $1,000 for each telephonic meeting. In addition, during 2004, members of our audit and finance committee, our compensation committee and our nominating and corporate governance committee, other than the chairpersons, were paid $5,000 annually, and each chairperson of these committees was paid $10,000 annually. Each committee member and committee chairperson received a fee of $1,500 for each committee meeting held in person and $1,000 for each telephonic meeting, even if held on the same day as a meeting of the board. All cash compensation amounts were paid in quarterly installments. All directors are reimbursed for their expenses in connection with attending meetings of our board of directors and committees of our board.

As described above, in November 2003, our board appointed an advisory committee, consisting of Messrs. Hayward-Surry and Jaeger, to advise the board with respect to a demand by a purported stockholder that we commence legal proceedings to recover our damages against directors, officers and others allegedly responsible for actions that led to a restatement of our financial statements. Each member of this advisory committee, which completed its work in May 2004, received compensation of $6,000 per month plus $1,000 for each meeting of the committee.

During 2004, subsequent to the October 2004 election of Mr. Hayward-Surry as non-executive chairperson of the board, a compensation plan for the chairperson was adopted providing for the payment on the last business day of each fiscal quarter the number of shares of our common stock having an aggregate fair market value of $8,000, or $32,000 annually. Additionally, the chairperson was granted, on a quarterly basis, an option to purchase 10,000 shares of our common stock having an exercise price equal to the closing price as quoted by the NASDAQ National Market on the date of grant, which options fully vest one year after the date of grant. The table below illustrates the 2004 share and option grants to Mr. Hayward-Surry. The chairperson also received $43,000 annually in cash and a fee of $2,000 for each board meeting held in person and $1,500 for each telephonic meeting. The chairperson is an ex-officio member of all committees of the board, but is not compensated for his attendance at any committee meetings. Each annually-based element of the non-executive chairperson’s compensation was pro-rated for the portion of 2004 following his election.

As described above, during 2004, each outside director received 5,000 shares of our common stock on March 31, 2004, 5,000 shares of our common stock on June 30, 2004, 5,000 shares of our common stock on September 30, 2004 and 5,000 shares of our common stock on December 31, 2004. Our chairperson, Mr. Hayward-Surry, received 10,000 shares of our common stock on December 31, 2004. These share amounts were based on a fair market value of our common stock of $3.83 on March 31, 2004, $2.48 on June 30, 2004, $2.30 on September 30, 2004 and $2.71 on December 31, 2004.

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Our current compensation for outside directors is based upon recommendations of an outside advisor, which we engaged in 2004 to assist us in reviewing, evaluating, updating and refining compensation for our senior management and our outside directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of our common stock beneficially owned on April 11, 2005 by (1) each person known by us to own beneficially more than five percent of our outstanding common stock, (2) each of the directors individually, (3) each of the executive officers named in the Summary Compensation Table below and (4) all executive officers and directors as a group. Except as set forth in footnotes 1 and 2 below, each individual has sole voting and investment power over the shares of common stock identified in the table as beneficially owned by the individual. The number of shares stated as being owned beneficially includes shares held by spouses, minor children and trusts. The inclusion of those shares in this proxy statement, however, does not constitute an admission that the executive officers or directors are direct or indirect beneficial owners of the shares. The beneficial ownership set forth below includes any shares which the person has the right to acquire within 60 days after April 11, 2005 through the exercise or conversion of any stock option or other right. Except as otherwise set forth below, the street address of the beneficial owner is c/o Savient Pharmaceuticals, Inc., One Tower Center, 14th Floor, East Brunswick, New Jersey 08816.

Name of Beneficial Owner	Shares Beneficially Owned	% Beneficially Owned

Mellon Entities (1)	3,341,934	5.5
Galleon Management (2)	3,152,054	5.2
OrbiMed (3)	3,072,000	5.1
Christopher Clement (4)	229,353	*
Herbert Conrad (5)	99,656	*
Sim Fass (6)	228,296	*
Lawrence A. Gyenes (7)	—	*
Jeremy Hayward-Surry (8)	25,443	*
Zebulun Horowitz, M.D. (9)	66,528	*
Stephen O. Jaeger (10)	32,937	*
Dov Kanner, Ph.D. (11)	434,355	*
Carl E. Kaplan (12)	103,855	*
Robert Shaw	12,451	*
David Tendler (13)	103,494	*
Virgil Thompson (14)	376,057	*
Faye Wattleton (15)	91,939	*
Herbert Weissbach (16)	101,892	*
Philip K. Yachmetz, Esq. (17)	31,250	*
All directors and executive officers as a group (15 persons) (18)	1,937,506	3.1

*	Less than one percent.
(1)
Based solely upon a Schedule 13G/A filed on February 14, 2005 by Mellon Financial Corporation, Mellon Trust of New England, National Association, Mellon Bank, N.A., Mellon Capital Management Corporation, The Dreyfus Corporation, The Boston Company Asset Management, LLC and MBC Investments Corporation, to which we refer collectively as the Mellon Entities. The Mellon entities beneficially own and have sole dispositive power over 3,341,934 shares of our common stock of which they have sole voting power over 2,606,134 shares. Mellon Trust of New England, National Association is the parent holding company of Franklin Portfolio Associates, LLC, TBCAM Holdings, Inc. and The Boston Company Asset Management, LLC. Mellon Bank, N.A. is the parent holding company of Mellon Equity Associates, LLP, Laurel Capital Advisors, LLP and Mellon Trust of Delaware, National Association. The Dreyfus Corporation is the parent holding company of Dreyfus Investment Advisors,

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Inc. and Dreyfus Service Corporation. MBC Investments Corporation is the parent holding company of Mellon Capital Management Corporation and Mellon UK Holdings. The address of the Mellon Entities is c/o Mellon Financial Corporation, One Mellon Center, Pittsburgh, Pennsylvania 15258.

(2)
Based solely upon a Schedule 13G filed on April 26, 2005 by Raj Rajaratnam, Galleon Management, L.L.C., Galleon Management, L.P., Galleon Advisors, L.L.C., Galleon Captains Partners, L.P., Galleon Captains Offshore, Ltd., Galleon Healthcare Partners, L.P., Galleon Healthcare Offshore, Ltd. and Galleon Buccaneers Offshore, Ltd. , to which we refer collectively as Galleon Management. Raj Rajaranam, Galleon Management, L.P. and Galleon Management, L.L.C. have shared voting and dispositive power over 3,152,054 shares, Galleon Advisors, L.L.C. has shared voting and dispositive power over 417,900 shares, Galleon Captains Partners, L.P. has shared voting and dispositive power over 179,500 shares, Galleon Captains Offshore, Ltd. has shares voting and dispositive power over 760,300 shares, Galleon Healthcare Partners, L.P. has shared voting and dispositive power over 238,400 shares, Galleon Healthcare Offshore, Ltd. has shared voting and dispositive power over 1,722,538 shares and Galleon Buccaneers Offshore Ltd. has shared voting and dispositive power over 201,316 shares. Pursuant to the partnership agreements of Galleon Captains Partners, L.P. and Galleon Healthcare Partners, L.P., Galleon Management, L.P. and Galleon Advisors, L.L.C. share all investment and voting power with respect to the securities held by Galleon Captains Partners, L.P. and Galleon Healthcare Partners, L.P. The address of Galleon Management is 135 East 57th Street, 16th Floor, New York, New York 10022.

(3)
Based solely upon a Form 13F filed on February 9, 2005 by OrbiMed Advisors, LLC, which we refer to as OrbiMed. OrbiMed beneficially owns and has sole voting and dispositive power over 3,072,000 shares of our common stock.

(4)
Includes 206,250 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 11, 2005. As of April 11, 2005, Mr. Clement had unvested options to purchase 156,250 shares of common stock.

(5)
Includes 82,500 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 11, 2005. As of April 11, 2005, Mr. Conrad had unvested options to purchase 20,000 shares of common stock.

(6)
Includes no shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 11, 2005. As of April 11, 2005, Dr. Fass had unvested options to purchase 9,347 shares of common stock.

(7)
Includes no shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 11, 2005. As of April 11, 2005, Mr. Gyenes had unvested options to purchase 100,000 shares of common stock.

(8)
Includes 15,833 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 11, 2005. As of April 11, 2005, Mr. Hayward-Surry had unvested options to purchase 30,000 shares of common stock.

(9)
Includes 56,250 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 11, 2005. As of April 11, 2005, Dr. Horowitz had unvested options to purchase 93,750 shares of common stock.

(10)
Includes 15,833 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 11, 2005. As of April 11, 2005, Mr. Jaeger had unvested options to purchase 20,000 shares of common stock.

(11)
Includes 431,855 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 11, 2005. As of April 11, 2005, Dr. Kanner had unvested options to purchase 132,150 shares of common stock.

(12)
Includes 87,500 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 11, 2005. As of April 11, 2005, Mr. Kaplan had unvested options to purchase 20,000 shares of common stock.

(13)
Includes 82,500 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 11, 2005. As of April 11, 2005, Mr. Tendler had unvested options to purchase 20,000 shares of common stock.

(14)
Includes 350,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 11, 2005. As of April 11, 2005, Mr. Thompson had unvested options to purchase 20,000 shares of common stock.

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(15)
Includes 85,625 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 11, 2005. As of April 11, 2005, Ms. Wattleton had unvested options to purchase 20,000 shares of common stock.

(16)
Includes 85,625 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 11, 2005. As of April 11, 2005, Dr. Weissbach had unvested options to purchase 20,000 shares of common stock.

(17)
Includes 21,250 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 11, 2005. As of April 11, 2005, Mr. Yachmetz had unvested options to purchase 63,750 shares of common stock.

(18)
Includes 1,521,021 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 11, 2005. As of April 11, 2005, our directors and executive officer as a group had unvested options to purchase 725,247 shares of common stock.

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COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

The compensation committee of our board of directors is composed entirely of independent directors. The compensation committee establishes and administers an overall compensation program for our top executives that is intended to support our commitment to enhancing stockholder value by attracting and retaining high-performing executives and motivating them to achieve our objectives. The compensation committee reviews and approves compensation, subject to ratification by our board of directors, for our Chief Executive Officer and our other senior executive officers, including the executive officers listed in the Summary Compensation Table appearing on page 17. We refer to our current executive officers listed in the table as our named executive officers. The compensation committee specifically reviews and approves the salary, annual and long-term incentives, stock compensation and any other benefits for these named executive officers. The committee also reviews and approves performance measures in the annual and long-term incentive plans for our executive officers, as well as the compensation and long-term incentive policies applicable to all our employees.

Our board of directors has determined that each member of our compensation committee is an independent director as defined by NASDAQ National Market rules. The board has adopted a charter for the committee which is available in the “Corporate Governance” section of the “About Savient” feature of our website at www.savientpharma.com. You can also obtain the committee charter by writing to Savient Pharmaceuticals, Inc., One Tower Center, 14th Floor, East Brunswick, NJ 08816, Attention: Investor Relations. The committee met 13 times during 2004. The committee engaged its own independent outside advisor, in addition to the independent advisor retained by the company, to provide advice on total compensation levels, data on compensation levels for similar positions at comparable companies and expertise on compensation strategy and program design.

Overall Philosophy

During 2004, our overall executive compensation philosophy was that pay should be based on performance, vary with the attainment of specific financial and non-financial objectives and be closely aligned with the interests of our stockholders. Under the guidance of the compensation committee, our compensation policies were designed to link executive compensation to the attainment of our specific goals. We designed these policies to allow us to attract and retain senior executives critical to the long-term success of Savient by providing a competitive compensation package and recognizing and rewarding individual contributions. Specifically, our cash compensation for executive officers in 2004 consisted of two components: (1) base salary; and (2) annual company and individual performance-based bonuses. Our philosophy also provides stock-based equity incentive grants to executive officers as a means to drive long-term performance, reward continuous improvement in the executive officers’ respective areas as well as in our performance overall, and promote ownership in the company. These stock-based incentive grants reinforce the long-term interest of the company’s overall performance and incentivize those executive officers to manage with a view toward maximizing long-term stockholder value.

The compensation committee regularly utilizes the assistance of independent outside advisors to provide information on market practices, programs and compensation levels. In January 2005, in addition to the outside advisor retained by the company, Hewitt & Associates, the committee retained its own independent advisor, Frederic W. Cook & Co., to assist the committee in identifying appropriate compensation trends, total compensation levels and to provide its general expertise on compensation strategy and program design. With the adoption of Savient’s revised strategic plan, the compensation committee believes that the company’s most direct competitors for executive talent are not necessarily based solely on those companies included in the peer group established solely on stockholder returns. Therefore, the companies used for comparative purposes for compensation analysis largely overlap, but are not identical to, the peer group companies described in this proxy statement under the heading, “Stock Performance Graph.” The committee reviewed compensation levels for individuals holding similar positions at those peer companies.

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Components of Executive Compensation

The key components of our executive compensation program are base salary, annual incentive awards and long-term incentive awards, including stock compensation.

Base Salary

Each year, the compensation committee reviews and establishes the base salary of our executive officers, including our Chief Executive Officer. Increases, if any, are based on individual performance, existing employment agreements and market conditions. In 2004, the committee also evaluated compensation information provided by an outside advisor for individuals holding similar positions in other companies that the committee considers to be comparable to Savient. Based on these various factors, the committee determined that an average increase of 3% was well within market norms for the period and implemented such increases in the base salary of our executive officers for 2005.

Annual Incentive Awards

Our bonus incentive plan is a cash-based incentive bonus program. Our executive officers, including our named executive officers, are participants in the bonus incentive plan. The compensation committee’s policy is to base a significant portion of senior executives’ cash compensation on this bonus program. The committee retains discretion to modify the targets in light of unexpected events, such as extraordinary business developments or, as was the instance in 2004, the revision of the company’s long-term strategic business plan, and to award bonuses even if targets are not met if the committee determines that an award is in our best interests and to reduce bonuses even if targets are met if the committee determines that such reduction is in our best interests. Although the bonus incentive plan was the primary source of cash incentives for executive officers in 2004, the committee may, from time to time, award additional cash or equity incentives to selected officers outside of the bonus incentive plan in circumstances that the committee determines are appropriate.

In 2004, the target bonus levels for our executive officers were established at 60% of salary for our Chief Executive Officer, at 52.5% of salary for executive vice presidents and at 50% of salary for senior vice presidents. The amount of the bonus is determined based on our meeting specified financial and strategic goals and the individual meeting specified individual objectives, all of which will be established at the beginning of each year, as described below. In 2004, 40% of the bonus was based on our performance versus our revenue and earnings per share targets for the year, with one half of the 40% allocated to each target. Also in 2004, 40% of the bonus was based on the achievement of defined strategic objectives and 20% of the bonus was based on the achievement of defined individual objectives for the particular executive officer. Based on a critical assessment of actual performance against the stated objectives, and taking into consideration the impact of the revised long-term strategic plan for the company adopted in July 2004, the compensation committee awarded to two of our named executive officers cash bonus payouts under the bonus program equal to 78% of their respective target bonus levels, with three named executive officers being awarded a cash bonus payout equal to 81% of their target bonuses based on individual performance achievements, pro-rated for those named executive officers who were employed by the company for less than the full year. The less than 100% awards were based upon a determination by the compensation committee that revenue, strategic and personal objectives were met, but that the earnings per share objective was not achieved.

In consideration of the extraordinary circumstances experienced in 2004 as a result of the revisions to the company’s long-term strategic plan and the establishment in the second half of the year of a substantially new senior management team, the compensation committee also awarded a one-time special equity incentive bonus comprised of restricted stock grants to each of Messrs. Clement, Gyenes, Horowitz and Yachmetz. Under this special award, on April 13, 2005, Mr. Clement received 18,350 restricted shares, Mr. Gyenes received 4,400 restricted shares, Mr. Horowitz received 11,250 restricted shares and Mr. Yachmetz received 7,050 restricted shares. Each restricted stock award will fully vest on the one-year anniversary of its grant date.

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Long-term Incentives

Our long-term incentive program is designed to align executives’ interests with those of stockholders, motivate our senior management team to achieve our key financial, strategic and product development goals and reward superior performance. In 2004 and early 2005, the compensation committee, working with its outside advisor, undertook a review and redesign awards under our long-term incentive plan pursuant to the provisions of the 2004 Incentive Plan, which permits the committee to award stock appreciation rights, restricted stock awards, performance-based awards and other forms of equity-based and cash incentive compensation, in addition to options. Savient’s 2004 Incentive Plan, which amended, restated and consolidated the 2001 Stock Option Plan and the Stock Compensation Plan for Outside Directors, was approved by the stockholders at our 2004 Annual Meeting of Stockholders.

Historically, Savient has awarded long-term incentives in the form of stock option grants to its executive officers on an annual basis. For named executive officers, including our Chief Executive Officer, their 2004 option grants are shown in the Option Grant Table appearing on page 22 of this proxy statement. The option grants to the named executive officers were based on a review of long-term incentive grants made to individuals in similar positions by companies the committee determined are comparable to Savient. The data was provided by an outside advisor to the Company. In determining the size of the initial hire grant awards, the committee also took into account the individual’s level of responsibility within the company and the competitiveness of the award necessary to attract and retain senior executives critical to the long-term success of the company. We did not make any other long-term incentive awards to officers in 2004.

The compensation committee grants stock options to our senior executives based on corporate and individual performance as well as competitive industry practice as indicated by market data provided by an outside advisor for companies which the committee considers to be comparable to Savient as described above. The committee uses the Black-Scholes method for determining the value of option grants. This method takes into consideration a number of factors, including the stock’s volatility, dividend rate, option term and risk-free rates to estimate the option’s present value. We grant stock options with an exercise price equal to the fair market value on the date of grant.

Basis for Chief Executive Officer Compensation

Savient’s compensation program is designed to foster a pay-for-performance philosophy and ownership culture, and the committee believes that the achievement of these objectives is demonstrated through the compensation of our Chief Executive Officer, Mr. Christopher Clement. In setting compensation levels for the Chief Executive Officer, the committee reviews the competitor and market data provided by outside advisors and targets his overall compensation at approximately the median for peer group companies.

In 2004, upon his elevation to the position of Chief Executive Officer, the compensation committee approved a salary for Mr. Clement of $400,000, which was based in part on a review of competitor and market data provided to the committee and reflects Mr. Clement’s experience, tenure, performance and potential. In February 2005, the compensation committee approved a 3% salary increase for Mr. Clement, increasing his salary to $412,000, effective as of January 1, 2005, and a bonus of $179,400 with respect to 2004 performance.

The compensation committee’s decision on Mr. Clement’s compensation was based on the overall performance of the Company under his leadership in advancing the revised long-term strategic plan adopted in July 2004, addressing competitive challenges facing the company, improvements made in operating efficiencies, the strengthening of the company’s organizational and drug product development capabilities, the achievement of defined objectives identified upon Mr. Clement’s elevation to the position of Chief Executive Officer and the positioning of the company to advance the long-term growth of the company through the successful completion of the implementation of the revised long-term strategic plan of the company.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the company’s

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Chief Executive Officer and the four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. In general, we design our compensation programs to reward executives for the achievement of our performance objectives. The stock plan is designed in a manner intended to comply with the performance-based exception to Section 162(m). Nevertheless, compensation attributable to awards granted under the plans may not be treated as qualified performance-based compensation under Section 162(m). In addition, the compensation committee considers it important to retain flexibility to design compensation programs that are in the best interests of Savient and its stockholders and, to this end, the compensation committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limitations under Section 162(m) when the compensation committee believes that compensation is appropriate and in the best interests of the company and its stockholders, after taking into consideration changing business conditions and performance of its employees.

The compensation committee is pleased to submit this report to the stockholders.

By the Compensation Committee of the Board of Directors

Virgil Thompson (Chairperson)
Herbert Conrad
Carl E. Kaplan
Herbert Weissbach

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As of December 31, 2004, the members of the compensation committee of our board of directors were Messrs. Thompson (chairperson), Conrad and Kaplan and Dr. Weissbach. None of our executive officers has served as a director or member of the compensation committee of any other entity while any executive officer of that entity served as a director or member of our compensation committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Kaplan is a partner of Fulbright & Jaworski L.L.P., which provided legal services to us during the first half of 2004.

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STOCK PERFORMANCE GRAPH

The following graph compares cumulative total return of our common stock with the cumulative total return of (i) the NASDAQ Composite Index (the “NASDAQ Composite”), (ii) the S&P 600 Small Cap Index (the “S&P 600 Small Cap”), (iii) the Standard & Poor’s Small Cap Pharmaceuticals and Biotechnology Index (the “S&P Small Cap Pharma & Bio”) and (iv) the Standard & Poor’s Small Cap Biotechnology Index (the “S&P Small Cap Biotech”). The graph assumes (a) $100 was invested on December 31, 1999 in each of our common stock, the stocks comprising the NASDAQ Composite, the stocks comprising the S&P 600 Small Cap, the stock comprising the S&P Small Cap Pharma & Bio and the stocks comprising the S&P Small Cap Biotech and (b) the reinvestment of dividends. We believe that these indexes are more indicative to and representative of the industries in which we operate than Standard & Poor’s 500 Index, the NASDAQ Biotechnology Index and the Amex Biotech Index, to which we referred in 2004.

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EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth information concerning the annual and long-term compensation for services to Savient for 2002, 2003 and 2004, of (1) Christopher Clement, our current Chief Executive Officer, (2) Sim Fass, who retired as our Chairman and Chief Executive Officer on July 12, 2004, (3) our other four most highly compensated executive officers for 2004, all of whom were serving as executive officers as of December 31, 2004, and (4) Robert Shaw, our former Executive Vice President and Chief Administration Office, who was not serving as an executive officer as of December 31, 2004.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation Awards
Name and Principal Position (1)	Year	Salary(2) ($)	Bonus(3) ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options(4) (#)	All Other Compensation(5) ($)

Christopher Clement(6)	2004	372,621	179,400	—	—	150,000	6,500
President and Chief	2003	333,125	178,730	—	—	62,500	6,000
Executive Officer	2002	214,374	56,775	—	—	200,000	800

Dov Kanner, Ph.D.(7)	2004	298,000	122,031	—	—	85,000	79,159
Executive Vice President —	2003	280,347	146,427	—	—	85,000	77,545
Chief Technical Officer and	2002	259,333	65,590	—	—	33,600	71,145
General Manager of BTG-Israel

Lawrence A. Gyenes (8)	2004	114,444	93,157	—	—	100,000	2,000
Senior Vice President	2003	—	—	—	—	—	—
Chief Financial Officer and Treasurer	2002	—	—	—	—	—	—

Zebulun Horowitz, M.D.	2004	255,260	109,350	—	—	75,000	6,500
Senior Vice President	2003	179,353	90,000	—	—	75,000	5,417
Chief Medical Officer	2002	—	—	—	—	—	—

Philip K. Yachmetz, Esq.	2004	171,364	68,474	—	—	85,000	—
Senior Vice President-Corporate Strategy	2003	—	—	—	—	—	—
General Counsel and Secretary	2002	—	—	—	—	—	—

Robert Shaw(9)	2004	27,156	—	—	—	—	898,429
Former Executive Vice President	2003	325,868	166,900	—	—	135,000	6,000
and Chief Administrative Officer	2002	300,827	85,711	—	—	39,400	5,500

Sim Fass(10)	2004	255,606	88,900	—	—	150,000	1,819,983
Former Chairman of the Board	2003	463,374	271,213	—	—	150,000	6,000
and Chief Executive Officer	2002	445,552	115,000	—	—	95,100	6,000

(1)	Each of the Named Executive Officers, except Dr. Fass and Mr. Shaw, is a party to an employment agreement with us. See “Employment and Other Agreements.”
(2)
Mr. Shaw ceased to be an executive officer in January 2004. Dr. Kanner’s salary was increased to $285,915, effective June 1, 2003, upon his appointment as Executive Vice President-Chief Technical Officer. Effective January 1, 2005, the salary of each of Mr. Clement and Dr. Kanner was increased to $412,000 and $306,940, respectively. Mr. Gyenes was hire on August 23, 2004 as Senior Vice President, Chief Financial Officer at an annual salary of $320,000. Dr. Horowitz was hired as Senior Vice President — Chief Medical Officer, effective March 24, 2003, at an annual salary of $232,000. Mr. Yachmetz’s employment began on May 28, 2004 as Senior Vice President — Corporate Strategy, General Counsel and Secretary at an annual salary of $290,000.

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(3)
In 2001, we moved our compensation review process from mid-year to year-end in order to coincide with our fiscal year. In February 2002, each of Drs. Fass and Kanner and Mr. Shaw received a pro-rated bonus in respect of that June to December portion of the 2001 fiscal year of $100,333, $50,750, and $43,750, respectively. Bonuses for 2002 were paid in January 2003. Bonuses for 2003 were paid in February 2004 and bonuses for 2004 were paid in February 2005.

(4)	In February 2004, each of Drs. Fass and Kanner and Mr. Clement was granted an option to purchase 150,000 shares, 100,000 shares and 85,000 shares, respectively.
(5)
Except as described in notes 7, 9 and 10 below, “All Other Compensation” represents our matching contribution pursuant to our 401(k) defined contribution plan for all U.S.-based employees and contributions to a professional study fund and managers’ insurance, which includes severance pay and retirement pension, for Israeli-based employees. Pursuant to the SEC’s rules on executive compensation disclosure, “All Other Compensation” does not include perquisites because the aggregate amount of such compensation for each of the persons listed did not exceed the lesser of (i) $50,000 or (ii) 10 percent of the combined salary and bonus for such person in each such year. Such perquisites include (i) car payments, (ii) tuition payments, (iii) payments under a flexible spending program, and (iv) life insurance premium payments made by us on behalf of certain executive officers.

(6)
Mr. Clement joined Savient in May 2002 as our President and Chief Operating Officer. Mr. Clement became our Chief Executive Officer upon completion of the 2004 annual meeting of stockholders, at which time his salary increased to $400,000 and his target bonus increased to 60%.

(7)
Dr. Kanner was appointed Executive Vice President— Chief Technical Officer effective June 1, 2003. “All Other Compensation” in 2004, 2003 and 2002 consists of BTG Israel contributions to a professional study fund in an amount equal to 7.5% of salary and to managers’ insurance, which includes severance pay and retirement pension, equal to 13.3% of salary. Dr. Kanner contributes 2.5% and 5%, respectively, of his salary to these funds. In 2004, 2003 and 2002, “All Other Compensation” also includes a “gross up” tax payment of $9,925, $11,397 and $10,822, respectively, with respect to the value of a company car provided to Dr. Kanner.

(8)	Includes an aggregate sign-on bonus of $50,000, of which $25,000 was paid in September 2004 and $25,000 was paid in January 2005.
(9)
Mr. Shaw was appointed our Executive Vice President-Chief Administrative Officer effective January 22, 2003. Prior to that he served as Senior Vice President — General Counsel and Secretary. Mr. Shaw ceased to be an executive officer in January 2004. Under the terms of his employment agreement, Mr. Shaw received severance payments totaling $558,103 in 2004, and $121,467 in the first quarter of 2005. In addition, we are required to provide Mr. Shaw with certain welfare benefits and outplacement assistance through October 2006. “All Other Compensation” in 2004 consists of the severance payments paid to Mr. Shaw during 2004 and the first quarter of 2005 and $65,800 of vacation pay paid in 2004 in connection with his severance. Under the terms of his employment agreement, Mr. Shaw is entitled to additional severance payments totaling $153,059 to be paid during the second and third quarters of 2005.

(10)
Dr. Fass retired as our Chairman and Chief Executive Officer upon the completion of the 2004 annual meeting of stockholders. See “— Employment Agreements” below for a description of the retirement payments we have paid Dr. Fass. “All Other Compensation” in 2004 consists of a severance payment of $1,775,497 and $44,486 of vacation pay paid in 2004 in connection with Dr. Fass’s retirement.

Employment and Other Agreements

We entered into an employment agreement dated as of January 1, 2002 with Sim Fass, pursuant to which Dr. Fass served as our Chief Executive Officer. On May 21, 2004, in connection with his retirement, we entered into an agreement with Dr. Fass by which he ended his employment relationship with Savient. We entered into an employment agreement dated as of January 1, 2002 with Dov Kanner, pursuant to which Dr. Kanner served as our Executive Vice President— Chief Technical Officer and General Manager of BTG-Israel. On March 10, 2005, in connection with our divestiture of our global biologics manufacturing business, Savient and Dr. Kanner entered into an employment agreement directly with BTG-Israel, by which he became a direct employee of BTG-Israel. We entered into an employment agreement with each of Christopher Clement and Zebulun Horowitz on May 14, 2002 and March 24, 2003, respectively, pursuant to which Mr. Clement is now serving as our President and Chief Executive Officer and Dr. Horowitz is serving as our

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Senior Vice President-Chief Medical Officer. We entered into an employment agreement dated as of May 28, 2004 with Philip K. Yachmetz, pursuant to which Mr. Yachmetz is serving as our Senior Vice President-Corporate Strategy, General Counsel and Secretary. We entered into an employment agreement dated as of August 23, 2004 with Lawrence A. Gyenes, pursuant to which Mr. Gyenes is serving as our Senior Vice President, Chief Financial Officer and Treasurer. Each of the agreements, as amended, with Messrs. Clement, Horowitz, Yachmetz and Gyenes are collectively referred to herein as the “Employment Agreements”. Messrs. Horowitz, Yachmetz and Gyenes are collectively referred to herein as the “Senior Vice Presidents.”

Each of the Employment Agreements is for an initial three-year term and is automatically renewable for additional one-year terms unless either we or the executive gives notice of non-renewal at least 90 days prior to the expiration date of the agreement.

Pursuant to his Employment Agreement, Mr. Clement is entitled to an annual salary of $325,000, and he currently earns $412,000 per year. Pursuant to his Employment Agreement, Dr. Kanner is entitled to an annual salary of $272,300, and he currently earns $306,940 per year. Pursuant to his Employment Agreement, Dr. Horowitz is entitled to an annual salary of $232,000, and he currently earns $278,100 per year. Pursuant to his Employment Agreement, Mr. Yachmetz is entitled to an annual salary of $290,000, and he currently earns $298,700 per year. Pursuant to his Employment Agreement, Mr. Gyenes is entitled to an annual salary of $320,000, and he currently earns $329,600 per year. In addition, Mr. Clement, Dr. Kanner, Dr. Horowitz, Mr. Yachmetz and Mr. Gyenes are eligible to participate in our bonus, long-term incentive and other benefit programs.

The terms “Change of Control of the Company”, “Good Reason”, and “Cause” are each defined below.

In the event Mr. Clement’s employment is terminated by us at any time for any reason other than Cause, death or disability, by Mr. Clement for Good Reason, or if we fail to renew Mr. Clement’s Employment Agreement, we are required to pay Mr. Clement an amount equal to the product determined by multiplying his base salary and his targeted annual bonus by the Clement Service Multiplier. The Clement Service Multiplier is determined by dividing (a) the lesser of (1) the full number of months since the commencement of his employment (but not less than six months) and (2) twenty-four by (b) twelve. In addition, Mr. Clement will receive continuation of medical, life and disability insurance and similar welfare benefits for that number of months equal to the Clement Service Multiplier times 12. However, the Clement Service Multiplier is 2.0 if Mr. Clement terminates employment for Good Reason other than within 24 months following a Change in Control of the Company and is 2.5 if within 24 months following a Change in Control of the Company, we terminate Mr. Clement’s employment without Cause or fail to renew the Employment Agreement (if it would otherwise have expired during the period) or Mr. Clement terminates his employment for Good Reason. In addition, Mr. Clement will be “grossed up” for any “golden parachute” excise taxes under Section 280G of the Code that he is required to pay as a result of severance payments.

In the event Dr. Kanner’s employment is terminated by us at any time for any reason other than Cause, death or disability, by Dr. Kanner for Good Reason, or if we fail to renew Dr. Kanner’s Employment Agreement, we are required to pay Dr. Kanner the greater of (i) an amount equal to 1.75 (the “Kanner Service Multiplier”) times his base salary and his targeted annual bonus or (ii) the total amount payable pursuant to Directors Insurance, Keren Hishtalmut and similar programs under Israeli law. Dr. Kanner will receive continuation of medical, life and disability insurance and similar welfare benefits for that number of months equal to the Kanner Service Multiplier times 12 or the period of time mandated by Israeli law, whichever is greater. However, the Kanner Service Multiplier is 2.25 if within 24 months following a Change in Control of the Company, we terminate Dr. Kanner’s employment without Cause or fail to renew the Employment Agreement (if it would otherwise have expired during the period) or Dr. Kanner terminates his employment for Good Reason.

In the event a Senior Vice President’s employment is terminated by us at any time for any reason other than Cause, death or disability, by the Senior Vice President for Good Reason, or if we fail to renew the Senior Vice President’s Employment Agreement, we are required to pay such Senior Vice President an amount equal to the product determined by multiplying his base salary and his targeted annual bonus by the SVP Service Multiplier. The SVP Service Multiplier is the number determined by dividing (a) the lesser of (1) the full number of months since the commencement of his employment (but not less than six months) and

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(2) eighteen by (b) twelve. The Senior Vice Presidents generally will receive continuation of medical, life and disability insurance and similar welfare benefits for that number of months equal to the SVP Service Multiplier times 12. However, the SVP Service Multiplier is 1.5 if the Senior Vice President terminates employment for Good Reason other than within 24 months following a Change in Control of the Company and is 2 if within 24 months following a Change in Control of the Company, we terminate the Senior Vice President’s employment without Cause or fail to renew the Employment Agreement (if it would otherwise have expired during the period) or the Senior Vice President terminates his employment for Good Reason.

Each of Mr. Clement, Dr. Kanner and the Senior Vice Presidents agreed pursuant to the terms of their Employment Agreement that $45,000, $40,000 and $40,000, respectively, of the aforementioned amount they are entitled to will be withheld by us for twelve months following the termination of their employment agreement to ensure compliance with the non-solicitation and non-competition covenants of the Employment Agreements described below, except there is no withholding if the termination is within 24 months of a Change in Control of the Company. Following the termination of employment of Mr. Clement, Dr. Kanner or a Senior Vice President for any reason other than for Cause, we will reimburse each of Mr. Clement, Dr. Kanner and the Senior Vice Presidents for the costs of all outplacement services obtained by each of Mr. Clement, Dr. Kanner and the Senior Vice Presidents for three years, two and one half years, two years and two years, respectively, from the termination of their employment with us, up to a maximum of 20% of their base salary in effect on the date of the termination of their employment.

Pursuant to their Employment Agreements, each of Mr. Clement, Dr. Horowitz, Dr. Kanner, Mr. Yachmetz and Mr. Gyenes agreed that during the term of their respective Employment Agreements and for six months thereafter they will not compete with us. In addition, each of Mr. Clement, Dr. Horowtiz, Dr. Kanner, Mr. Yachmetz and Mr. Gyenes agreed that during the term of his respective Employment Agreement and for twelve months thereafter he will not solicit our employees. These covenants terminate if, following a Change in Control of the Company, we terminate the executive’s employment without Cause or if the executive terminates his employment for Good Reason. Pursuant to an amendment to Dr. Kanner’s Employment Agreement dated March 10, 2005, we agreed with Dr. Kanner that the closing of the pending divestiture of our global biologics manufacturing business will not constitute a Change of Control under Dr. Kanner’s Employment Agreement.

For purposes of the Employment Agreements, a “Change in Control of the Company” shall be deemed to occur as of the first day that any one or more of the following conditions is satisfied:

(a) any consolidation or merger in which we are not the continuing or surviving entity or pursuant to which shares of our common stock would be converted into cash, securities or other property, other than (i) a merger of the Company in which the holders of our common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (ii) a consolidation or merger that would result in our voting securities outstanding immediately prior thereto continuing to represent (by being converted into voting securities of the continuing or surviving entity) more than 50% of the combined voting power of the voting securities of the continuing or surviving entity immediately after such consolidation or merger and that would result in the members of the Board immediately prior to such consolidation or merger (including for this purpose any individuals whose election or nomination for election was approved by a vote of at least two-thirds of such members) constituting a majority of the Board (or equivalent governing body) of the continuing or surviving entity immediately after such consolidation or merger;

(b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all our assets;

(c) our stockholders approve any plan or proposal for our liquidation or dissolution;

(d) any person shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 40% or more of our outstanding common stock other than pursuant to a plan or arrangement entered into by such person and us; or

(e) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority of the Board unless

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the election or nomination for election by our stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

For purposes of the Employment Agreements, “Cause” means: (a) the executive materially breached any of the terms of his Employment Agreement and fails to correct such breach within 15 days after written notice thereof from us; (b) the executive is convicted of a criminal offense involving a felony giving rise to a sentence of imprisonment; (c) the executive breaches a fiduciary trust for the purpose of gaining a personal profit, including, without limitation, embezzlement; or (d) despite adequate warnings, the executive intentionally and willfully fails to perform reasonably assigned duties within the normal and customary scope of his position.

For purposes of the Employment Agreements, “Good Reason” means the occurrence of one of the following events: (a) a reduction in base salary; (b) a failure to maintain benefits under or relative level of participation in our employee benefit or retirement plans; (c) a failure to require a successor company to assume and agree to perform our obligations under the executive’s Employment Agreement; and (d) upon a Change in Control of the Company (i) requiring the executive to be based at a location requiring the executive to travel an additional 35 miles per day, (ii) requiring the executive to report to a lower level employee, or (iii) demoting the executive.

In connection with Dr. Fass’ retirement as our Chairman of the Board and Chief Executive Officer effective at the completion of our 2004 annual meeting of stockholders, we entered into an agreement with Dr. Fass dated May 21, 2004 to provide him with certain retirement benefits in recognition of the services provided by Dr. Fass to us since August 1983. Pursuant to the terms of this agreement, Dr. Fass received a special retirement award of $1,928,000, which he elected to receive in a lump sum payment, rather than ratably over a period of 30 months. Pursuant to Dr. Fass’ election, (i) all but $723,000 of the retirement payment was discounted at the rate of 7.5% per annum, (ii) all but $50,000 of such discounted amount was paid on the first payroll date following the retirement date, and (iii) $50,000 of the retirement payment will be paid on the first anniversary of the retirement date as long as Dr. Fass has not violated certain provisions of the agreement. The total amount paid to Dr. Fass, after applying the discount, was approximately $1,824,000. Dr. Fass will continue to receive medical, life and disability insurance and similar welfare benefits for thirty (30) months following his retirement. In addition, Dr. Fass remained entitled to 53% of any target bonus he would have earned under our bonus program had he remained an employee through the end of 2004, pursuant to which Dr. Fass was awarded a bonus of $88,900. Dr. Fass also has the right to continue to use the car leased to him in the United States until the expiration of the lease term in June 2005, and we will continue to make all lease payments thereunder. Further, title and ownership of the car provided to Dr. Fass in Israel was transferred to Dr. Fass in 2005. Dr. Fass has agreed not to solicit our customers or employees or otherwise compete with our business for a period of twelve (12) months following the date he retired.

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Option Grants

The following table sets forth information on grants made in 2004 of stock options to the officers identified in the Summary Compensation Table. No stock appreciation rights were granted during the last fiscal year.

Option Grants in Last Fiscal Year

Individual Grants

	Number of Securities Underlying Options	% of Total Options Granted to Employees in Fiscal	Exercise or Base Price	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
Name	Granted(#)(1)	Year(2)	($/sh)	Date	5%($)	10%($)

Christopher Clement	100,000	9.4%	$4.31	2/17/14	$271,100	$686,900
Dov Kanner	85,000	8.0	4.31	2/17/14	230,400	583,900
Lawrence A. Gyenes	100,000	9.4	2.27	8/23/14	142,800	361,800
Zebulun Horowitz, M.D.	75,000	7.1	4.31	2/17/14	203.300	515,200
Philip K. Yachmetz, Esq.	85,000	8.0	2.42	5/28/14	129,400	327,800
Robert Shaw (4)	—	—	—	—	—	—
Sim Fass (5)	150,000	14.1	4.31	2/17/14	406,600	1,030,400

(1)	Options generally vest in four equal annual installments commencing on the first anniversary date of the grant; however, options become immediately exercisable upon a change in control of the Company.
(2)	Based upon options to purchase 1,062,847 shares granted to all employees in 2004.
(3)
These amounts represent assumed rates of appreciation in the price of our common stock during the terms of the options in accordance with rates specified in applicable federal securities regulations. Actual gains, if any, on stock option exercises will depend on the future price of the common stock and overall stock market conditions. The 5% rate of appreciation over the 10-year option term of the $4.31 stock price on the date of grant would result in a stock price of $7.02. The 10% rate of appreciation over the 10-year option term of the $4.31 stock price on the date of grant would result in a stock price of $11.18. There is no representation that the rates of appreciation reflected in this table will be achieved.

(4)	All of Mr. Shaw’s options had terminated at December 31, 2004 due to Mr. Shaw’s ceasing to be a Savient employee.
(5)	All of Dr. Fass’s unexercised options had terminated at December 31, 2004 due to Dr. Fass ceasing to be a Savient employee.

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Option Exercises and Fiscal Year End Values

The following table sets forth information with respect to the number and value of unexercised options to purchase common stock at the end of fiscal year 2004 held by officers named in the Summary Compensation Table.

Aggregate Option Exercises in Last Fiscal Year and
Fiscal Year-End Option Values

	Shares Acquired on	Value	Unexercised Options Held at Fiscal Year End (#)		Value of Unexercised, In-the-Money Options at Fiscal Year End($)(1)
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Christopher Clement	—	—	115,625	246,875	—	—
Dov Kanner	—	—	380,955	183,050	—	—
Lawrence A. Gyenes	—	—	—	100,000	—	44,000
Zebulun Horowitz, M.D.	—	—	18,750	131,250	2,250	6,750
Philip K. Yachmetz, Esq.	—	—	—	85,000	—	24,650
Robert Shaw (2)	33,750	33,550	—	—	—	—
Sim Fass (3)	—	—	—	—	—	—

(1)	Based on a closing stock price of our common stock on December 31, 2004 of $2.71.
(2)
On April 22, 2004, Mr. Shaw exercised options to purchase 33,750 shares of our common stock at an exercise price of $2.97. The closing price of our common stock on that date was $3.96. All of Mr. Shaw’s options had terminated at December 31, 2004 due to Mr. Shaw’s ceasing to be a Savient employee.

(3)	All of Dr. Fass’ options had terminated at December 31, 2004 due to Dr. Fass ceasing to be a Savient employee.

Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2004:

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	6,557,436(1)	$ 7.01(1)	7,546,405(2)
Equity compensation plans not approved by security holders	—	—	—
Total	6,557,436(1)	$ 7.01(1)	7,546,405(2)

(1)
Under our 1998 Employee Stock Purchase Plan, participants are granted the right to purchase our common stock on certain dates within a pre-determined purchase period at 85% of our stock price on the first or last day of the period, whichever is lower. Accordingly, the number of shares to be issued in connection with this plan is indeterminate.

(2)	Consists of shares of our common stock available for issuance under our 2004 Incentive Plan.

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ITEM NO. 2

AMENDMENT TO OUR 1998 EMPLOYEE STOCK PURCHASE PLAN

On April 29, 2005, our board of directors approved an amendment to our 1998 Employee Stock Purchase Plan, which we refer to as our Purchase Plan, to increase the number of shares of our common stock that we may issue under the Purchase Plan from 3,000,000 to 4,000,000 shares. We are asking our stockholders to approve this amendment; the amendment will not go into effect unless our stockholders approve it.

On April 26, 2005, the last sales price per share of our common stock, as reported by The NASDAQ National Market, was $2.74.

Reasons for Amending the Purchase Plan

Our board of directors adopted this amendment to our Purchase Plan because the board believes, based on past levels of participation by our employees, that the number of shares currently available under the Purchase Plan may not be enough to allow us to continue to offer this plan to our employees. Our board of directors believes that our Purchase Plan is a valuable mechanism for encouraging stock ownership by our employees. As of April 11, 2005, we had 175,252 shares available for issuance under the Purchase Plan. If our stockholders approve the amendment at the Annual Meeting, then we expect to have approximately 1,000,000 shares available under the Purchase Plan as of the date of the Annual Meeting.

Our board of directors recommends a vote FOR the approval of the Purchase Plan amendment.

General Description of the Purchase Plan

The Purchase Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Code. Rights granted under the Purchase Plan will run for a maximum of 27 months.

All of our employees in the United States and Israel are eligible to participate in the Purchase Plan, so long as their customary employment is more than 20 hours per week and more than five months in any calendar year. As of April 11, 2005, approximately 283 of our 431 employees were eligible to participate in the Purchase Plan.

Employees who would, immediately after the granting of any right, own 5% or more of the total combined voting power or value of all classes of our stock or the stock of any of our subsidiaries are not eligible to participate. No employee will be granted a right which permits such employee to purchase shares under the Purchase Plan at a rate which exceeds $25,000 of fair market value of such shares (determined at the time such right is granted) for each calendar year in which such right is outstanding. Rights will not be assignable or transferable by a participating employee. Under the Purchase Plan, no right granted to any participating employee may cover more than 12,000 shares.

From time to time, our board of directors may fix a date or a series of dates on which we will grant rights to purchase shares of our common stock under the Purchase Plan at prices not less than 85% of the lesser of:

•	the fair market value of the shares on the date of grant of such right; or

•	the fair market value of the shares on the date such right is exercised.

Our board of directors, or any committee or person(s) to whom it delegates its authority, will administer, interpret and apply all provisions of the Purchase Plan.

Our board of directors may amend, modify or terminate the Purchase Plan at any time without notice, provided that no such amendment, modification or termination may adversely affect any existing rights of any participating employee, except that in the case of a participating employee of one of our foreign subsidiaries, the Purchase Plan may be varied to conform with local laws. In addition, subject to appropriate adjustments to give effect to relevant changes in our capital stock, no amendments to the Purchase Plan may be made

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without stockholder approval if such amendment would increase the total number of shares offered under the Purchase Plan or would render rights “unqualified” for special tax treatment under the Code.

Participation

Because participation in the Purchase Plan is voluntary, we cannot now determine the number of shares of Common Stock that any particular individual or group may purchase in the future. Each of the persons or groups of persons listed below has purchased the following number of shares of our common stock under our 1998 Employee Stock Purchase Purchase Plan (1) during the period from the initial adoption of the Purchase Plan in 1998 through April 11, 2005, and (2) during 2004:

Name and Position	Number of Shares Purchased Since Adoption of Plan	Number of Shares Purchased During 2004

Christopher Clement	7,103	2,858
President and Chief Executive Officer

Dov Kanner, Ph.D.	33,829	5,849
Executive Vice President — Chief Technical Officer and General Manager of BTG-Israel

Lawrence A. Gyenes	—	—
Senior Vice President — Chief Financial Officer and Treasurer

Zebulun Horowitz, M.D.	10,278	6,046
Senior Vice President — Chief Medical Officer

Philip K. Yachmetz, Esq.	—	—
Senior Vice President — Corporate Strategy, General Counsel and Secretary

Robert Shaw	12,451	—
Former Executive Vice President and Chief Administrative Officer

Sim Fass	29,479	9,960
Former Chairman of the Board and Chief Executive Officer

All of our current executive officers as a group	93,140	24,713

All of our current directors who are not executive officers as a group	4,039	—

All of our employees who are not executive officers as a group	2,727,569	710,819

Federal Income Tax Consequences of the Purchase Plan

The following generally summarizes the United States federal income tax consequences that will arise with respect to participation in the Purchase Plan and with respect to the sale of common stock acquired under the Purchase Plan. This summary assumes that the purchase price for a share of stock is equal to the lesser of 85% of the fair market value of the stock on the grant date or 85% of the fair market value of the stock on the date that the stock is purchased. This summary is based on the tax laws in effect as of the date of this proxy statement. Additionally, this summary assumes that the Purchase Plan will comply with Section 423 of the Code. Changes to these laws or assumptions could alter the tax consequences described below.

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Tax Consequences to Participants.     A participant will not have income under the Purchase Plan either upon receiving a grant to purchase stock or upon purchasing stock.

A participant may have both compensation income and a capital gain or loss upon the sale of stock that was acquired under the Purchase Plan. The amount of each type of income and loss will depend on when the participant sells the stock.

If the participant sells the stock more than two years after the grant date and more than one year after the date that the participant purchased the stock, at a profit (the sales proceeds exceed the purchase price), then the participant will have compensation income equal to the lesser of:

•	15% of the value of the stock on the grant date; and

•	the participant’s profit.

Any excess profit will be long-term capital gain. If the participant sells the stock at a loss (if sales proceeds are less than the purchase price) after satisfying these waiting periods, then the loss will be a long-term capital loss.

If the participant sells the stock prior to satisfying these waiting periods, then he or she will have engaged in a disqualifying disposition. Upon a disqualifying disposition, the participant will have compensation income equal to the value of the stock on the day he or she purchased the stock less the purchase price. The participant also will have a capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day he or she purchased the stock. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Tax Consequences to Savient.     There will be no tax consequences to Savient except that we will be entitled to a deduction when a participant has compensation income upon a disqualifying disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

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ITEM NO. 3

STOCKHOLDER PROPOSAL

We have received the following shareholder proposal from Mr. William Steiner, 112 Abbottsford Gate, Piermont, New York 10968, who owns 4,200 shares of our common stock:

MAXIMIZE VALUE RESOLUTION

Resolved that the shareholders of Savient Pharmaceuticals, Inc. urge the Savient Pharmaceuticals, Inc. Board of Directors to arrange for the prompt sale of Savient Pharmaceuticals, Inc. to the highest bidder.

The purpose of the Maximize Value Resolution is to give all Savient Pharmaceuticals, Inc. shareholders the opportunity to send a message to the Savient Pharmaceuticals, Inc. Board that they support the prompt sale of Savient Pharmaceuticals, Inc. to the highest bidder. I believe that a strong and or majority vote by the shareholders would indicate to the board the displeasure felt by the shareholders of the shareholder returns over many years and the drastic action that should be taken. Even if it is approved by the majority of the Savient Pharmaceuticals, Inc. shares represented and entitled to vote at the annual meeting, the Maximize Value Resolution will not be binding on the Savient Pharmaceuticals, Inc. Board. The proponent however believes that if this resolution receives substantial support from the shareholders, the board may choose to carry out the request set forth in the resolution:

The prompt auction of Savient Pharmaceuticals, Inc. should be accomplished by any appropriate process the board chooses to adopt including a sale to the highest bidder whether in cash, stock or a combination of both.

The proponent further believes that if the resolution is adopted, the management and the board will interpret such adoption as a message from the company’s stockholders that it is no longer acceptable for the board to continue with its current management plan and strategies.

I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST”
THE PROPOSAL REGARDING THE SALE OF THE COMPANY.

In July 2004, we announced a change in our strategic business plan to reposition our company as an emerging specialty pharmaceuticals company. This new strategic business plan, which was designed to enhance and maximize stockholder value, includes:

•	an enhanced focus on the clinical development of our Puricase and Prosaptide clinical product candidates;

•	an active in-licensing program to access and develop novel compounds in late-stage clinical development as well as marketed products complementary to this strategy; and

•	the divestiture of our global biologics manufacturing business.

As an important milestone in implementing our new strategic business plan, on March 23, 2005 we announced the signing of a definitive agreement to sell our global biologics manufacturing business to subsidiaries of Ferring Holding SA.

The board of directors and our management believe that the value of our new strategic business plan and the future prospects of the company would not be realized through “a prompt sale to the highest bidder.” Therefore, such action would not be in the best interest, of the company and its stockholders.

Our current senior management team has been in place for less than one year. During this time, we have announced and made substantial progress with our new strategic business plan. It is the belief of the board of directors that our new strategic business plan has the potential to create stockholder value which may not be

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appropriately valued in an “auction” in the manner contemplated by the proposed resolution. In the opinion of the board of directors, the initiation of such an auction could create a “forced sale” atmosphere which could have the effect of reducing the perceived value of the company to a “fire sale” level. That could force the company to negotiate with bidders from a position of weakness. Moreover, the uncertainty created by a publicly announced auction could adversely affect the company’s relationships with its suppliers, distributors, employees and other constituencies, thus potentially lowering, rather than raising, the value of the company.

The board of directors and management welcome input from our stockholders and will carefully consider meaningful suggestions it receives to increase or maximize stockholder value. However, for the reasons set forth above, the board of directors unanimously urges a vote against the foregoing proposal.

OTHER MATTERS

Our board of directors does not know of any other business to be presented for consideration at the meeting other than that described above. However, if any other business should come before the meeting, it is the intention of the persons named in the proxy to vote, or otherwise act, in accordance with their judgment on such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors, and 10% stockholders to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the NASDAQ National Market. We assist our executive officers and directors in complying with these filing requirements. Executive officers, directors and 10% stockholders are required by SEC regulations to furnish Savient with copies of all Section 16(a) reports they file. Based on a review of the copies of reports and written representations from our executive officers and directors, we believe that during 2004 our executive officers, directors and 10% stockholders have complied with all Section 16(a) filing requirements, except that each of Drs. Fass and Weissbach, Ms. Wattleton and Messrs. Conrad, Hayward-Surry, Jaeger, Kaplan, Tendler and Thompson failed to file one Form 4 on a timely basis.

STOCKHOLDER PROPOSALS FOR 2005 MEETING

In order to be considered for addition to the agenda for the 2006 annual meeting of stockholders and to be included in the proxy statement and form of proxy, stockholder proposals should be addressed to the Secretary of Savient and must be received at our corporate offices no later than January 2, 2006.

Stockholders who wish to make a proposal at the 2006 annual meeting — other than one that will be included in our proxy materials — should notify Savient no earlier than December 5, 2005 and no later than January 2, 2006. If a stockholder who wishes to present a proposal fails to notify Savient by this date, the proxies that the board of directors solicits for the meeting will have discretionary authority to vote on the stockholder’s proposal if it is properly brought before the meeting. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the Securities and Exchange Commission.

By Order of the Board of Directors,

Philip K. Yachmetz, Esq., Secretary

East Brunswick, New Jersey
May 2, 2005

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Appendix

BIO-TECHNOLOGY GENERAL CORP.
1998 EMPLOYEE STOCK PURCHASE PLAN

1.	PURPOSE

The purpose of this 1998 Employee Stock Purchase Plan (the “Plan”) is to provide employees of Bio-Technology General Corp. (the Company”) and its subsidiaries who wish to become stockholders of the Company an opportunity to purchase shares of Common Stock of the Company (the “Shares”). The Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.	ELIGIBLE EMPLOYEES

Subject to the provisions of Sections 7, 8 and 9 below, any individual who is in the full-time employment of the Company or any subsidiary (as defined in Section 424(f) of the Code) of the Company on the day on which a Grant Date (as defined in Section 3 below) occurs is eligible to participate in an offering of Shares made by the Company hereunder. Full-time employment shall mean customary employment by the Company or any subsidiary for:

(a)	20 hours or more per week; and

(b)	more than five months in the calendar year.

3.	GRANT DATES

From time to time, the Board of Directors may fix a date (a “Grant Date”) or a series of dates (each of which is a “Grant Date”) on which the Company will grant rights to purchase Shares (“Rights”) to employees eligible to participate.

4.	PRICES

The purchase price per Share for Shares covered by a grant of Rights hereunder shall be determined by the Board of Directors on or prior to the Grant Date, but in no event shall be less than the lesser of:

(a)	eighty-five percent (85%) of the fair market value of a Share on the Grant Date; or

(b)	eighty-five percent (85%) of the fair market value of a Share on the date such Right is exercised as to that Share.

For purposes of the Plan, the term “fair market value” on any date means:

(a)
the closing price (on that date) of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange;

(b)	the last reported sale price (on that date) of the Common Stock on the Nasdaq National Market or SmallCap Market, if the Common Stock is then traded on one of such markets; or

(c)
the average of the closing bid and asked prices last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not reported on a national securities exchange, the Nasdaq National Market or the Nasdaq SmallCap market.

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5.	EXERCISE OF RIGHTS AND METHOD OF PAYMENT

(a)	Rights granted under the Plan will be exercisable on specific dates as determined by the Board of Directors.

(b)
The method of payment for Shares purchased upon exercise of Rights granted hereunder shall be through regular payroll deductions or by lump sum cash payment, or both, as determined by the Board of Directors. No interest shall be paid upon payroll deductions or other payments in exercise of Rights unless specifically provided for by the Board of Directors.

6.	TERMS OF RIGHTS

Rights granted hereunder shall be exercisable during a twenty-seven (27) month period beginning on the Grant Date or such shorter period as determined by the Board of Directors. All Rights granted to an employee shall terminate upon termination of employment of the employee. Any amounts received or withheld by the Company from or on behalf of a participating employee with respect to a Right granted hereunder and not utilized for the purchase of Shares upon exercise of such Right shall be promptly returned to such employee by the Company after termination of such Right, except that amounts that were not so utilized because such amounts were insufficient to purchase a whole Share may be applied toward the purchase of Shares pursuant to a Right subsequently granted hereunder, if any.

7.	SHARES SUBJECT TO THE PLAN

No more than three million (3,000,000) Shares may be sold pursuant to Rights granted under the Plan. Appropriate adjustments in the above figure, in the number of Shares covered by outstanding Rights granted hereunder, in the exercise price of the Rights and in the maximum number of Shares which an employee may purchase (pursuant to Section 9 below) shall be made to give effect to any mergers, consolidations, reorganizations, recapitalizations, stock splits, stock dividends or other relevant changes in the capitalization of the Company occurring after the effective date of the Plan, provided that no fractional Shares shall be subject to a Right and each Right shall be adjusted downward to the nearest full Share. Any agreement of merger or consolidation will include provisions for protection of the then existing Rights of participating employees under the Plan. Either authorized and unissued Shares or issued Shares heretofore or hereafter reacquired by the Company may be made subject to Rights under the Plan. If for any reason any Right under the Plan terminates in whole or in part, Shares subject to such terminated Right may again be subject to a Right under the Plan.

8.	LIMITATIONS ON GRANTS

Anything to the contrary notwithstanding, pursuant to Section 423 of the Code:

(a)
No employee shall be granted a Right hereunder if such employee, immediately after the Right is granted, owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary, in each case computed in accordance with Section 423(b)(3) and 424(d) of the Code.

(b)
No employee shall be granted a Right which permits his Rights to purchase Shares under all employee stock purchase plans of the Company and its subsidiaries to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) (or such other maximum as may be prescribed from time to time by the Code) of fair market value of such Shares (determined at the time such Right is granted) for each calendar year in which such Right is outstanding at any time, all in accordance with the provisions of Section 423(b)(8) of the Code.

9.	LIMITS ON PARTICIPATION

(a)
Participation shall be limited to eligible employees who enroll under the Plan. All participating employees will have the same rights and privileges under the Plan to the extent required by Section 423(b)(5) of the Code.

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(b)	No Right granted to any participating employee shall cover more than twelve thousand (12,000) Shares.

10.	CANCELLATION OF ELECTION TO PARTICIPATE

An employee who has elected to participate in the Plan may, unless the employee has waived this cancellation right at the time of such election in a manner established by the Administrator (as defined in Section 18), cancel such election as to all (but not less than all) of the Rights granted by giving written notice of such cancellation to the Company before the next exercise date specified by the Board of Directors. Any amounts paid by the employee or withheld for the purchase of Shares from the employee’s compensation through payroll deductions shall be paid to the employee or to the employee’s estate, without interest.

11.	TERMINATION OF EMPLOYMENT

Upon termination of employment for any reason, including the death of the employee, before the date on which an outstanding Right granted under the Plan is exercisable, such Right shall immediately terminate and amounts paid by the employee or withheld for the purchase of Shares from the employee’s compensation through payroll deductions shall be paid to the employee or to the employee’s estate, without interest.

12.	LIMITS ON SALE OF STOCK PURCHASED UNDER THE PLAN

The Plan is intended to provide Shares for investment and not for resale. The Company does not, however, intend to restrict or influence any employee in the conduct of his or her own affairs. An employee may, therefore, sell Shares purchased under the Plan at any time the employee chooses, subject to compliance with any applicable federal or state securities laws; provided, however, that because of certain federal tax requirements, each employee agrees, by entering the Plan, promptly to give the Company notice of any such Shares disposed of within two years after the date of grant of the applicable Right, showing the number of such Shares disposed of.

13.	EMPLOYEE’S RIGHTS AS STOCKHOLDER

No participating employee shall have any rights as a stockholder in the Shares covered by a Right granted hereunder until such Right has been exercised, full payment has been made for the corresponding Shares and the purchase has been entered in the records of the Transfer Agent for the Shares.

14.	RIGHTS NOT TRANSFERABLE

Rights under the Plan are not assignable or transferable by a participating employee.

15.	AMENDMENTS OR DISCONTINUANCE OF THE PLAN

The Board of Directors of the Company shall have the right to amend, modify or terminate the Plan at any time without notice; provided, however, that the then existing Rights of all participating employees shall not be adversely affected thereby, except that in the case of a participating employee of a foreign subsidiary of the Company the Plan may be varied to conform with local laws, and provided further that, subject to the provisions of Section 7 above, no such amendment to the Plan shall, without the approval of the stockholders of the Company:

(a)	Increase the total number of Shares which may be offered under the Plan; or

(b)	Amend the Plan in any manner which would render Rights granted hereunder unqualified for special tax treatment under Section 421 of the Code.

16.	EFFECTIVE DATE AND APPROVALS

The Plan shall become effective as of August 1, 1998. The Company’s obligation to offer, sell or deliver its Shares under the Plan is subject to the approval of the Company’s stockholders and any governmental

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approval required in connection with the authorized issuance or sale of such Shares and is further subject to the determination by the Company that all applicable securities laws have been complied with.

17.	TERM OF THE PLAN

No Rights may be granted under the Plan after December 31, 2006.

18.	ADMINISTRATION OF THE PLAN

The Board of Directors or any committee or person(s) to whom it delegates its authority (the “Administrator”) shall administer, interpret and apply all provisions of the Plan. The Administrator may waive such provisions of the Plan as it deems necessary to meet special circumstances not anticipated or covered expressly by the Plan. Nothing contained in this Section shall be deemed to authorize the Administrator to alter or administer the provisions of the Plan in a manner inconsistent with the provisions of Section 423 of the Code.

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SAVIENT PHARMACEUTICALS, INC.
Amendment No. 1
to
1998 Employee Stock Purchase Plan

The 1998 Employee Stock Purchase Plan (the “Purchase Plan”) of Savient Pharmaceuticals, Inc. (“Savient”) is hereby amended as follows:

The first sentence of Section 7 of the Purchase Plan shall be deleted and replaced in its entirety with the following:

No more than four million (4,000,000) Shares may be sold pursuant to Rights granted under the Plan.

Terms used herein and not defined herein shall have the respective meaning ascribed to such terms in the Purchase Plan.

Other than as described above, the Purchase Plan shall remain in full force and effect.

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ANNUAL MEETING OF STOCKHOLDERS OF

SAVIENT PHARMACEUTICALS, INC.

June 1, 2005

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2, AND “AGAINST” PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

The Board of Directors recommends a vote "FOR" 1. Election of Directors:
NOMINEES
FOR ALL NOMINEES	Christopher Clement
Herbert Conrad
Jeremy Hayward-Surry
WITHHOLD AUTHORITY FOR ALL NOMINEES	Stephen O. Jaeger
Carl E. Kaplan
David Tendler
FOR ALL EXCEPT (See instructions below)	Virgil Thompson
Faye Wattleton
Herbert Weissbach

The Board of Directors recommends a vote "FOR"	FOR	AGAINST	ABSTAIN
2. Amendment to the 1998 Employee Stock Purchase Plan

The Board of Directors recommends a vote "AGAINST" the shareholder proposal for:	FOR	AGAINST	ABSTAIN
3. Maximize Value Resolution

The below-signed acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

SAVIENT PHARMACEUTICALS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 1, 2005

Jeremy Hayward-Surry, Christopher G. Clement and Philip K. Yachmetz, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of Common Stock of Savient Pharmaceuticals, Inc. held of record by the undersigned on April 11, 2005, at the Annual Meeting of Stockholders to be held at 9:00 a.m. on Wednesday, June 1, 2005, at Nasdaq Market Site, 4 Times Square, New York, New York, and at any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

SAVIENT PHARMACEUTICALS, INC.

June 1, 2005

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE - Call toll-free 1-800-PROXIES
(1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.
Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2, AND “AGAINST” PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

The Board of Directors recommends a vote "FOR" 1. Election of Directors:
NOMINEES
FOR ALL NOMINEES	Christopher Clement
Herbert Conrad
Jeremy Hayward-Surry
WITHHOLD AUTHORITY FOR ALL NOMINEES	Stephen O. Jaeger
Carl E. Kaplan
David Tendler
FOR ALL EXCEPT (See instructions below)	Virgil Thompson
Faye Wattleton
Herbert Weissbach

The Board of Directors recommends a vote "FOR"	FOR	AGAINST	ABSTAIN
2. Amendment to the 1998 Employee Stock Purchase Plan

The Board of Directors recommends a vote "AGAINST" the shareholder proposal for:	FOR	AGAINST	ABSTAIN
3. Maximize Value Resolution

The below-signed acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.